Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Carolyn Gay
Vice President, Financial Accounting Officer
Intermountain Community Bancorp
(509)944-3888
carolyng@panhandlebank.com
INTERMOUNTAIN COMMUNITY BANCORP (IMCB) ANNOUNCES
INVESTMENT PORTFOLIO RESTRUCTURE
Company Restructures Portfolio to Enhance Long-Term Earnings and Reduce Risk
Sandpoint, Idaho, May 19, 2006 — Intermountain Community Bank (OTCBB — IMCB.OB), the largest locally owned state bank in Idaho, announced today the simultaneous sale and purchase of approximately $26 million in government agency instruments in its investment portfolio. The increase in market interest rates over the past two years created a unique opportunity for the Bank to reinvest approximately one quarter of its total investment portfolio in securities yielding on average about 3% higher than the securities sold. Although this move will create a $949,000 pre-tax accounting loss in the second quarter, the company anticipates recouping this loss within the next nine months from the higher coupon rates paid on the new securities.
“This is a good long-term move for our shareholders,” remarked Curt Hecker, CEO of IMCB. “For a relatively small cost in the short term, it creates significantly enhanced future earnings capabilities for our investment portfolio. By extending the duration of our portfolio, it also reduces our overall interest-rate risk profile,” he added. “When managing the investment portion of a bank’s assets, it’s unusual that you can simultaneously reduce risk and increase long-term return.”
The $26.4 million in securities sold included a mix of treasury bills, government agency issues and mortgage-backed securities with book yields ranging from 2.23% to 3.52%. The average book yield on the portfolio sold equaled 3.15%. The company used the funds from the sales to purchase $24.5 million in mortgage-backed securities with book yields ranging from 5.81% to 6.19%, and an average book yield of 5.97%.
About Intermountain Community Bancorp
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with eighteen banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Kellogg and Rathdrum in northern Idaho. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Fruitland, Payette, Nampa and Caldwell as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, now has two locations in the Spokane area in Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are listed on the OTC Bulletin Board ticker symbol IMCB.OB.
Additional information on Intermountain Community Bancorp, and its internet banking, can be found at www.intermountainbank.com.
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward looking statement may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.